U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 9, 2019

urban-gro, Inc.

(Exact name of small business issuer as specified in its charter)

Colorado	000-52898	46-5158469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

1751 Panorama Point

Unit G

Lafayette, CO 80026

(Address of principal executive offices)

(720) 390-3880

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective January 9, 2019, we executed a letter agreement with 4Front Capital Partners, Inc., Toronto, Canada (“4Front), whereby 4Front has agreed to act as our exclusive placement agent in connection with a proposed private offering of up to $8 million of either debt or equity securities, or a combination of the same, at a price to be determined, on a “best efforts” basis. 4Front intends to act as the Lead Manager in its attempts to organize a syndicate of other duly registered investment dealers to raise these funds. In the event we receive all or a portion of these funds, our proposed use of proceeds includes technological investment, sales and marketing and working capital.

Item 8.01 Other Events.

On January 8, 2019, we were advised that we had been selected as an authorized system integrator by Fluence Bioengineering, Inc., which allows us to offer Fluence LED grow light solutions to North and South American commercial cannabis cultivators. We believe that Fluence provide the most advanced LED lighting solutions available in the market today.

Fluence has launched an authorized reseller program comprised of value-added resellers. Each entity in the program is trained and works closely with Fluence to ensure the company’s LED grow lights are properly deployed and integrated into the grower’s unique cultivation environment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2019	URBAN-GRO, INC. (Registrant)

By: /s/ Bradley Nattrass
Bradley Nattrass, Chief Executive Officer

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